Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statement of Allion Healthcare, Inc. on Form S-8 of our report dated April 2, 2008 on the consolidated financial statements of Biomed America, Inc. and Subsidiaries as of December 31, 2007 and 2006 and for the years then ended and our report dated April 11, 2008 on the consolidated financial statements of Access Therapeutics, Inc. and Subsidiary as of September 30, 2007 and December 31, 2006 and for the nine months ended September 30, 2007 and for the period February 17, 2006 (inception) through December 31, 2006, respectively, which appear in this Current Report on Form 8-K/A of Allion Healthcare, Inc. dated June 19, 2008.

/s/ Morris J. Cohen & Co., P.C.

Philadelphia, PA
June 19, 2008